Exhibit 10.1

RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into by and between PharmaCyte Biotech, Inc. (“Company”) and Gerald W. Crabtree (“Executive”).

RECITALS

This Release is made with respect to the following facts:

WHEREAS, Company and Executive are parties to that certain Executive Compensation Agreement, dated March 10, 2015 (“Executive Agreement”) and subsequent amendments dated December 30, 2015 (the “First Amendment”), March 10, 2017 (the “Second Amendment”) and October 14, 2020 (the “Third Amendment”) (collectively, the Executive Agreement, the First Amendment, the Second Amendment and the Third Amendment are referred to as the “Employment Agreement”); and

WHEREAS, effective October 11, 2022, Executive’s employment with the Company shall terminate (the “Separation Date”);

WHEREAS, the parties acknowledge and agree that Executive’s employment separation is a voluntary resignation, and that such employment separation does not give rise to any severance obligations under Section 4(b) of the Employment Agreement; and

WHEREAS, Executive has made an independent, voluntary and informed decision that this Release is in Executive’s best interests.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the covenants, terms, and conditions in this Agreement, the parties, intending to be legally bound, agree as follows:

1.                   The above Recitals are incorporated herein.

2.                   Executive acknowledges that Company will pay Executive all accrued wages, expense reimbursements, including accrued unused paid time off in the amount of $8,694.88 (less applicable withholdings and deductions), and compensation through the Separation Date to which Executive is entitled, and that Executive is not entitled to any compensation of any kind not specifically provided for in this Release.

3.                   Provided Executive executes and does not timely revoke this Release, Company will pay Executive three (3) months of Executive’s base salary as of the Separation Date, which amounts to a gross payment of $21,000 (the “Consideration”), payable in substantially equal installments pursuant to Company’s regular payroll practices. Company shall be entitled to make all standard payroll withholdings and deductions to the Payment. This Consideration is in addition to the salary Executive will already receive for Executive’s work through the Separation Date. Further, Executive acknowledges that but for Executive signing and not revoking this Release, Executive would not be entitled to the Consideration.

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4.                   Executive, for Executive, Executive’s successors, administrators, heirs, and assigns, hereby fully releases, waives and forever discharges Company, any affiliated company or subsidiary, their predecessors, successors, affiliates, assigns, shareholders, directors, officers, agents, attorneys, and employees, whether past, present, or future (the “Released Parties”) from any and all actions, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, whether known or unknown, including, but not limited to, all claims arising out of the Employment Agreement and Executive’s employment with or separation from any of the Released Parties, such as (by way of example only) any claim for bonus, severance, or other benefits; breach of contract; wrongful discharge; impairment of economic opportunity; any claim under common-law or at equity; any tort; claims for reimbursements; claims for commissions; or claims for employment discrimination under any state, federal, local law, statute, or regulation. Notwithstanding the foregoing, Executive does not waive or release any claims relating to: (i) any vested rights which Executive may have under any employer sponsored benefit plan or (ii) any claims that cannot be waived by law. Executive acknowledges and agrees that this release, the release contained in paragraph 4 and the covenant not to sue set forth in paragraph 5 are essential and material terms of this Release and that, without such release and covenant not to sue, no agreement would have been reached by the parties. Executive understands and acknowledges the significance and consequences of this Release.

5.                   Executive specifically waives and releases Company from all claims Executive may have as of the date Executive signs this Release regarding claims or rights arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C § 621 et al. (“ADEA”), including the Older Workers Benefit Protection Act of 1990. This paragraph does not waive rights or claims that may arise under the ADEA after the date Executive signs this Release. Company hereby advises Executive to consult an attorney prior to signing this Release. Executive has been provided twenty-one (21) days within which to consider whether Executive should sign this Release, though Executive may sign the Release sooner if desired. Executive shall have seven (7) days within which to revoke this Release after signing. To revoke this Release, Executive must send a written statement of revocation to Company, with notice delivered as specified in Executive’s Employment Agreement. This Release shall not become effective or enforceable until the eighth (8th) day following Executive’s signature (the “Effective Date”), and no severance shall be due until after the Effective Date.

6.                   To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, with respect to the claims released in paragraphs 4 or 5 of this Release. Notwithstanding the foregoing, nothing herein shall prevent Executive or Company from instituting any action required to enforce the terms of this Release or from challenging this Release under ADEA. Executive acknowledges that Executive does not have any current charge, complaint, grievance or other proceeding against the Released Parties pending before any local, state or federal agency regarding Executive’s employment. Executive shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Executive’s behalf in any way arising out of or relating to the matters released under this Release.

7.                   Executive hereby acknowledges and agrees that the execution of this Release does not alter Executive’s continuing obligations established by the surviving portions of the Employment Agreement, including, without limitation, the confidentiality agreement, which obligations are hereby incorporated into this Release. Executive hereby acknowledges, reaffirms and ratifies Executive’s continuing obligations to Company pursuant to the Employment Agreement.

8.                   Executive acknowledges by signing this Release that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive’s attorneys regarding the terms and meaning of this Release, that Executive has had sufficient time to consider the terms provided for in this Release, that no representations or inducements have been made to Executive except as set forth herein, and that Executive has signed the same knowingly and voluntarily.

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9.                   Executive agrees that Executive will provide reasonable cooperation to Company and its respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Company agrees to reimburse Executive for reasonable out-of-pocket expenses incurred at the request of Company with respect to Executive’s compliance with this paragraph.

10.               It is intended that the provisions of this Release shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Release shall be construed in accordance with the internal laws of the state of Nevada. In the event that any paragraph, subparagraph or provision of this Release shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Release shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of this Release shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Release shall be enforced to the maximum extent permitted by law.

11.               Executive agrees that neither this Release nor performance hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common-law, breach of any contract, or any other wrongdoing of any type, and this Release may not be used as evidence in any subsequent proceeding of any kind, except one in which any of the Released Parties or the Executive alleges a breach of the terms of this Release or elects to use this Release as a defense to any claim released hereby.

EXECUTIVE

Date: October 12, 2022	/s/ Gerald W. Crabtree
Gerald W. Crabtree

PHARMACYTE BIOTECH, INC.

Date: October 12, 2022	By: /s/ Joshua N. Silverman
Name: Joshua N. Silverman
Title: Interim Chief Executive Officer and President

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